Exhibit 99.1

PRESS RELEASE

Contact:

Nicole Estrin

Associate Director of Corporate

Communications & IR

408-215-4572

nestrin@nuvelo.com

Carolyn Bumgardner Wang

WeissComm Partners, Inc.

415-946-1065

carolyn@weisscommpartners.com

NUVELO REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SUNNYVALE, Calif., May 2, 2005— Nuvelo, Inc. (Nasdaq: NUVO) today announced first quarter 2005 financial results and accomplishments.

For the three months ended March 31, 2005, Nuvelo reported a net loss of $14.7 million or $0.39 per share compared to a net loss of $17.7 million or $0.65 per share for the same period in 2004. The loss from continuing operations during the three-month period was $14.7 million or $0.39 per share in 2005 compared to $17.2 million or $0.63 per share in 2004. The decrease in loss from continuing operations in the first quarter of 2005 was primarily due to $7.0 million in upfront fees expensed in the first quarter of 2004 related to license and collaboration agreements for our rNAPc2 and ARC183 clinical development candidates, partially offset by increased expenses associated with the start of our alfimeprase Phase 3 acute peripheral arterial occlusion (PAO) trial in the first quarter of 2005.

Revenues from continuing operations for the three months ended March 31, 2005 were approximately $42,000, compared to revenues of $78,000 for the same period in 2004. In March 2005, we entered into a new collaboration agreement with the Pharmaceutical Division of Kirin Brewery Co., Ltd. for the development and commercialization of NU206. In connection with the agreement, we received an up-front fee of $2.0 million in April 2005, which will be recognized as revenue ratably over the estimated performance period under the contract.

As of March 31, 2005, Nuvelo had $106.7 million in cash, cash equivalents and short-term investments compared to $50.6 million as of December 31, 2004. The increase of $56.1 million resulted primarily from net proceeds of $68.5 million from the public offering in February 2005, partially offset by cash used in our drug development, research and administrative activities.

“We recently accomplished two major milestones as a company,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “We advanced our first internal research

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com

candidate into IND-enabling studies and we dosed our first patient in a Phase 3 trial. With these latest milestones, we have truly evolved into a late-stage biopharmaceutical company with multiple drug candidates focused on acute, hospital-based medicine.”

Recent Corporate Accomplishments and Upcoming Milestones

•	Completed a financing in February 2005 with net proceeds of $68.5 million.

•	Expanded our partnership with the Pharmaceutical Division of Kirin Brewery Co., Ltd. to develop and commercialize NU206, which began IND-enabling studies in late 2004.

•	Began enrollment in the first Phase 3 alfimeprase trial in acute PAO and expect to begin the second Phase 3 trial in acute PAO in the second half of 2005.

•	Initiated discussions with the FDA to finalize the design of a Phase 3 alfimeprase trial in patients with central venous catheter occlusion, scheduled to begin in the second half of 2005.

•	Entered into an interim agreement with Avecia Limited to manufacture the commercial supply of alfimeprase.

•	Completed enrollment of the scheduled 175 patients in our Phase 2a rNAPc2 trial (TIMI 32) in patients with acute coronary syndromes (ACS), and have added an additional cohort of 25 patients at the highest dose level, 10µg/kg. With the additional cohort we are still on schedule to complete enrollment in this trial in the second quarter of 2005.

•	Expect to begin an additional Phase 2 trial with rNAPc2, a heparin replacement study called TIMI 32b, in the second half of 2005.

•	Expect to complete enrollment in the Phase 1 ARC183 program for potential use in coronary artery bypass graft (CABG) surgery in the second quarter of 2005.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-540-0559 for domestic callers and 785-832-1508 for international callers and reference conference ID, 7Nuvelo. A telephone replay of the conference call will be available through Monday, May 16, 2005. To access the replay, please dial 888-214-9522 for domestic callers and 402-220-4934 for international callers.

This call is also being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com or by visiting Thomson/CCBN’s individual investor portal, powered by StreetEvents, at www.fulldisclosure.com. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s clinical pipeline includes three product candidates, alfimeprase, a direct acting thrombolytic for the treatment of acute peripheral arterial occlusion (PAO) and catheter occlusion; rNAPc2, an anticoagulant that inhibits the interaction of factor VIIa and tissue factor and ARC183, a direct thrombin inhibitor that is being developed for use in acute anticoagulant applications. Nuvelo recently identified NU206 as a preclinical development candidate from its proprietary research programs and expects to leverage expertise in secreted proteins and antibody discovery to expand its pipeline and create partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 408-215-4000.

This press release contains “forward-looking statements” regarding our anticipated use of cash in the fiscal year 2005, our success in concluding collaboration agreements for our research and development programs and the timing of any such agreements, the timing and progress of Nuvelo’s clinical stage and internal research programs, the expenses, revenues and the potential for profits from sales of any drug products resulting from such programs, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

675 Almanor Avenue, Sunnyvale, CA 94085    tel: 408/215-4000    fax: 408/215-4001    www.nuvelo.com